EXHIBIT 99.1

GSI Lumonics Reports
Third Quarter 2003 Financial Results

Billerica, MA, October 23, 2003 — GSI Lumonics Inc. (Nasdaq: GSLI and TSX: LSI), a major supplier of precision components, lasers and laser systems, today announced financial results for the third fiscal quarter ended September 26, 2003. (All data are expressed in U. S. GAAP and in U. S. dollars)

•	Sales of $44.9 million increased by 20%, or $7.5 million, from the third quarter of 2002.

•	Net income of $550 thousand and earnings per share (fully diluted) of $0.01 for the third quarter of 2003 compared favorably to a net loss of $5.4 million and a loss per share (fully diluted) of ($0.13) for the third quarter of 2002.

•	Orders of $50.1 million increased by 28%, or $11 million, from the third quarter of 2002.

•	Backlog at the end of the third quarter was $47.6 million as compared to $54.1 million at the end of the third quarter in 2002.

•	Gross profit as a percentage of sales increased to 37.1% from 30.2% in the third quarter of 2002.

•	Cash flow generated by operations during the third quarter of 2003 was $7.8 million as compared to cash used by operations of $5.7 million in the third quarter of 2002.

Geographically, sales in the third quarter just ended were as follows: 43% in the Americas, 38% in Asia-Pacific and Japan combined, and 19% in Europe. Sales are determined by “billed to locations” and may not reflect ultimate geographic location.

“GSI Lumonics continues to report improvement in margins and profitability as a direct result of restructuring activities over the past several quarters. The gains in orders and revenue are the first solid signs of recovery in the electronics and semiconductor markets, “ stated Mr. Winston. “Additionally, both recent acquisitions have now been integrated into their respective business segments and we expect them to be accretive to earnings in the fourth quarter”.

Restructuring costs reported for the third quarter were $264 thousand primarily reflecting a loss on anticipated disposition of the Kanata facility. Also included in the cost of goods sold and operating expenses were $300 thousand in costs associated with the transfer of the Nepean-based capability previously disclosed.

Selling, general and administrative expenses included approximately $550 thousand of additional expenses related to the proposal to shareholders to become a U.S. domiciled-corporation, that we terminated in August. Operating expenses are expected to stabilize at current levels. Some margin improvement is anticipated next quarter from reduced manufacturing overhead. Gross margin improved over the same period last year and last quarter, largely as the result of lower inventory loss provisions and completion of restructuring activities. These savings were partially offset by higher operating costs related to the acquisitions, both in the form of transition costs and some addition to the overhead structure.

Mr. Winston commented that “operating expense reductions in concert with margin improvements have us on track to operate at a breakeven point of $41 million in sales with a 38% gross margin”.

Business Segment Reporting

In comparing the third quarter sales of 2003 with the same period in 2002:

-	Laser Systems segment was $20.0 million versus $15.1 million, an increase of 32%;

-	Laser segment was $8.5 million versus $6.0 million, an increase of 42%;

-	Components segment was $18.0 million versus $16.7 million, an increase of 8%.

Growth in sales in the Laser Systems segment was primarily from semiconductor memory systems. The Laser segment sales increase consisted of $1.9 million from the Spectron acquisition and $587 thousand from existing-product revenue growth. The Components segment consists of an increase of $2.0 million from the DRC Encoder acquisition, partially offset by a decline of $713 thousand in existing-product sales.

The Laser Systems segment generated a profit from operations of $2.7 million for the third quarter of 2003, compared to a loss of $7.1 million in the third quarter of 2002. This was the result of improvements in gross margin and operating expense reductions. The Laser segment profit from operations was $507 thousand for the third quarter of 2003, as compared to a loss of $1.4 million in the third quarter of 2002. The improvement in the Laser segment profit from operations was driven by a combination of higher revenues and lower fixed costs. The Components business profit from operations was $3.5 million for the third quarter of 2003, compared to $4.4 million in the third quarter of 2002. This was mostly due to lower gross margins caused by the Encoder acquisition and product mix.

Financial Condition

At September 26, 2003, cash, cash equivalents, short-term investments and other long-term investments totaled $ 132 million as compared to $122.6 million on June 27, 2003. Cash flow generated by operations during the quarter was $7.8 million with inventory and receivable reductions and increased accounts payables as key contributors. The Company continues to operate debt-free.

GSI Lumonics supplies precision motion control components, lasers and laser-based advanced manufacturing systems to the global medical, semiconductor, electronics, and industrial markets. GSI Lumonics’ common shares are listed on Nasdaq (GSLI) and The Toronto Stock Exchange (LSI). The Company’s web site address is www.gsilumonics.com.

Following the announcement, GSI Lumonics will host a conference call for investors at 5:00 p.m. Eastern Time. To participate, call 800-299-9630 (within the US and Canada), or 617-786-2904 (for international callers), no earlier than 4:50 p.m. Eastern Time and no later than 4:55 p.m. Eastern Time and identify yourself to the operator; participant pass code is 70529918. A replay of the call will be available one hour after the call ends through November 2, 2003 at midnight 888-286-8010 or 617-801-6888 for international callers, pass code 87834641.

The conference call also will be broadcast live over the Internet in listen-only mode. For live webcasting, go to: http://www.firstcallevents.com/service/ajwz389851464gf12.html.

at least 15 minutes prior to the call in order to register, download and install any necessary software. The call will be archived on the above web site until November 23, 2003.

For more information:
Tom Swain
GSI Lumonics Inc.
978-439-5511
Ext. 6102

Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the Reform Act), Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities and Exchange Act of 1934. These forward-looking statements may relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, tax issues and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “anticipate,’’ “believe,’’ “estimate,’’ “expect,’’ “intend,’’ “plan’’ and “objective’’ and other similar expressions. Readers should not place undue reliance on the forward-looking statements contained in this news release. Such statements are based on management’s beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Other risks include the fact that the Company’s sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include volatility in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the Company, similar risks to the Company of delays in its new products, our ability to continue to reduce costs and capital expenditures, our ability to focus R&D investment and other risks detailed in reports and documents filed by the Company with the United States Securities and Exchange Commission and with securities regulatory authorities in Canada. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond the Company’s control, could cause the Company’s actual results and other future events to differ materially from those anticipated. The Company does not, however, assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

GSI LUMONICS INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(U.S. GAAP and in thousands of U.S. dollars, except share amounts)

	September 26,	December 31,
	2003	2002

ASSETS
Current
Cash and cash equivalents	$74,049	$83,633
Short-term investments	54,186	28,999
Accounts receivable, less allowance of $2,600 (December 31, 2002 - $2,681)	41,951	33,793
Income taxes receivable	10,054	8,431
Inventories	38,404	39,671
Deferred tax assets	9,327	9,763
Other current assets	5,626	4,448

Total current assets	233,597	208,738
Property, plant and equipment, net of accumulated depreciation of $21,563 (December 31, 2002 - $21,453)	32,755	26,675
Deferred tax assets	7,353	7,443
Other assets	8,661	3,360
Long-term investments	3,729	37,405
Intangible assets, net of amortization of $20,296 (December 31, 2002 - $16,217)	12,063	13,467

	$298,158	$297,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	$14,678	$9,235
Accrued compensation and benefits	5,797	6,523
Other accrued expenses	18,624	20,845

Total current liabilities	39,099	36,603
Deferred compensation	2,141	2,129
Accrued minimum pension liability	4,032	3,875

Total liabilities	45,272	42,607
Commitments and contingencies
Stockholders’ equity
Common shares, no par value; Authorized shares: unlimited; Issued and outstanding: 40,880,399 (December 31, 2002 - 40,785,922)	305,220	304,713
Additional paid-in capital	2,592	2,592
Accumulated deficit	(45,940)	(41,270)
Accumulated other comprehensive loss	(8,986)	(11,554)

Total stockholders’ equity	252,886	254,481

	$298,158	$297,088

GSI LUMONICS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(U.S. GAAP and in thousands of U.S. dollars, except per share amounts)

	Three months ended		Nine months ended

	September 26,	September 27,	September 26,	September 27,
	2003	2002	2003	2002

Sales	$44,881	$37,419	$130,682	$113,971
Cost of goods sold	28,237	26,109	83,659	78,185

Gross profit	16,644	11,310	47,023	35,786
Operating expenses:
Research and development	3,297	5,242	10,454	16,116
Selling, general and administrative	11,021	14,237	35,735	42,891
Amortization of purchased intangibles	1,408	1,278	4,055	3,835
Restructuring	264	—	2,451	4,152
Other	—	(1,250)	841	(1,250)

Total operating expenses	15,990	19,507	53,536	65,744

Income (loss) from operations	654	(8,197)	(6,513)	(29,958)
Other income (expense)	—	—	64	(203)
Interest income	293	508	1,601	1,707
Interest expense	—	(188)	(129)	(541)
Foreign exchange transaction gains (losses)	(75)	609	629	(275)

Income (loss) before income taxes	872	(7,268)	(4,348)	(29,270)
Income tax provision (benefit)	322	(1,853)	322	(6,123)

Net income (loss)	$550	$(5,415)	$(4,670)	$(23,147)

Net income (loss) per common share:
Basic	$0.01	$(0.13)	$(0.11)	$(0.57)
Diluted	$0.01	$(0.13)	$(0.11)	$(0.57)
Weighted average common shares outstanding (000’s)	40,857	40,699	40,817	40,641
Weighted average common shares outstanding and dilutive potential common shares (000’s)	41,343	40,699	40,817	40,641

GSI LUMONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(U.S. GAAP and in thousands of U.S. dollars)

	Three months ended		Nine months ended

	September 26,	September 27,	September 26,	September 27,
	2003	2002	2003	2002

Cash flows from operating activities:
Net income (loss)	$550	$(5,415)	$(4,670)	$(23,147)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Loss on disposal of assets	—	—	421	62
Reduction of long-lived assets	—	—	—	1,130
Depreciation and amortization	2,536	2,724	7,464	8,326
Unrealized loss (gain) on derivatives	166	—	179	—
Deferred income taxes	—	(1,413)	—	879
Changes in current assets and liabilities:
Accounts receivable	988	(3,098)	(3,752)	5,778
Inventories	1,923	5,592	6,537	7,037
Other current assets	(336)	47	(1,029)	605
Accounts payable, accrued expenses, and taxes (receivable) payable	1,970	(4,117)	2,784	1,469

Cash provided by (used in) operating activities	7,797	(5,680)	7,934	2,139

Cash flows from investing activities:
Acquisitions of businesses	601	—	(8,952)	—
Purchase of leased buildings	—	—	(18,925)	—
Sale of assets	—	—	847	—
Other additions to property, plant and equipment, net	(910)	(444)	(1,814)	(2,431)
Maturities of short-term and long-term investments	20,562	29,817	162,890	88,691
Purchases of short-term and long-term investments	(41,651)	(47,311)	(154,055)	(125,656)
Decrease in other assets	209	75	358	2,150

Cash used in investing activities	(21,189)	(17,863)	(19,651)	(37,246)

Cash flows from financing activities:
Proceeds (payments) of bank indebtedness	—	726	—	3,543
Repayment of long-term debt	—	(3,000)	—	(3,000)
Issue of share capital	393	82	507	802

Cash provided by (used in) financing activities	393	(2,192)	507	1,345

Effect of exchange rates on cash and cash equivalents	1,298	(488)	1,626	67

Decrease in cash and cash equivalents	(11,701)	(26,223)	(9,584)	(33,695)
Cash and cash equivalents, beginning of period	85,750	95,487	83,633	102,959

Cash and cash equivalents, end of period	$74,049	$69,264	$74,049	$69,264

GSI LUMONICS INC.
Consolidated Analysis By Segment (unaudited)
(thousands of U.S. dollars)

	Three months ended		Nine months ended

	September 26,	September 27,	September 26,	September 27,
	2003	2002	2003	2002

Sales
Components	$17,992	$16,740	$52,258	$52,525
Laser Group	8,470	6,001	24,112	17,135
Laser Systems	19,987	15,140	56,902	45,137
Intersegment sales elimination	(1,568)	(462)	(2,590)	(826)

Total	$44,881	$37,419	$130,682	$113,971

Segment income (loss) from operations
Components	$3,450	$4,439	$11,916	$12,869
Laser Group	507	(1,428)	118	(4,521)
Laser Systems	2,729	(7,059)	2,902	(16,352)

Total by segment	6,686	(4,048)	14,936	(8,004)
Unallocated amounts:
Corporate expenses	4,360	4,121	14,102	15,217
Amortization of purchased intangibles	1,408	1,278	4,055	3,835
Restructuring	264	—	2,451	4,152
Other	—	(1,250)	841	(1,250)

Income (loss) from operations	$654	$(8,197)	$(6,513)	$(29,958)

GSI LUMONICS INC.
Consolidated Sales Analysis By Geographic Region (unaudited)
(millions of U.S. dollars)

Revenues are attributed to geographic areas on the basis of the bill to customer location. Not infrequently, equipment is sold to large international companies, which may be headquartered in Asia-Pacific, but the sales of our systems are billed and shipped to locations in the United States. These sales are therefore reflected in United States totals in the table below.

	Three months ended

	September 26, 2003		September 27, 2002

(in millions)	Sales	% of Total	Sales	% of Total

North America	$19.5	43%	$23.6	63%
Latin and South America	0	0	0.2	1
Europe	8.6	19	6.0	16
Japan	7.9	18	4.6	12
Asia-Pacific, other	8.9	20	3.0	8

Total	$44.9	100%	$37.4	100%

	Nine months ended

	September 26, 2003		September 27, 2002

(in millions)	Sales	% of Total	Sales	% of Total

North America	$68.3	52%	$74.6	65%
Latin and South America	0.7	1	0.6	1
Europe	19.6	15	18.4	16
Japan	25.0	19	11.1	10
Asia-Pacific, other	17.1	13	9.3	8

Total	$130.7	100%	$114.0	100%